                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                             AMERISTEEL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [AMERISTEEL LOGO]


                             AMERISTEEL CORPORATION
                         5100 W. Lemon Street, Suite 312
                              Tampa, Florida 33609


                              INFORMATION STATEMENT

                         Written Consent of Stockholders
                                  In Lieu of an
                         Annual Meeting of Stockholders


To the Stockholders of                                             July 29, 1998
AmeriSteel Corporation:



         This Information Statement is furnished pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended, to provide information regarding certain action to be taken by written consent by the holders of a majority of the outstanding shares of Class B common stock (the "Class B Common Stock") of AmeriSteel Corporation ("AmeriSteel" or the "Company"). Certain stockholders of the Company, owning approximately 94.7% of the outstanding Class B Common Stock, intend to act by written consent in lieu of an Annual Meeting of Stockholders to elect eight directors, representing all of the members of the Board of Directors of the Company. It is anticipated that the written consent is to be submitted to the Company and become effective on or about August 20, 1998.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND TO THE COMPANY A PROXY.

         At the close of business on July 22, 1998, there were 10,561,939 shares of Class B Common Stock outstanding, each of which is entitled to two votes. There are no shares of Class A Common Stock outstanding, each of which is entitled to one vote.

         The approximate date on which this Information Statement is to be mailed to stockholders is July 29, 1998.

                               SECURITY OWNERSHIP

         The following table sets forth, as of June 30, 1998, the number of shares of the Company's Class B Common Stock beneficially owned by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Class B Common Stock together with such person's address if other than the Company's address, (ii) each of its directors and nominees to become a director, (iii) each named executive officer (as defined herein under "Executive Compensation" and pursuant to Securities and Exchange Commission rules) and (iv) all directors and executive officers as a group:


           Name of Beneficial Owner                   Amount and Nature of
              or Number in Group                    Beneficial Ownership (1)      Percent of Class
          --------------------------               --------------------------    ------------------
Kyoei Steel Ltd.(2)............................              9,000,000                   85.2%
Phillip E. Casey (3)...........................              1,005,792                    9.5%
Tom J. Landa...................................                 14,660                       *
J. Donald Haney................................                  6,676                       *
Shuzo Hikita...................................                      0                       -
Koichi Takashima...............................                    500                       *
Akihiko Takashima..............................                      0                       -
Hideichiro Takashima...........................                    300                       *
Ryutaro Yoshioka...............................                      0                       -
Dennie Andrew..................................                  2,500                       *
James S. Rogers, II............................                  2,500                       *
All Directors and Executive Officers as
a Group (13 persons) ..........................              1,042,095                    9.9%

         *Less than one percent

         (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

         (2) All shares shown are directly owned by FLS Holdings, Inc., a wholly owned subsidiary of Kyoei Steel Ltd. ("Kyoei"), Kyoei's address is 18F Aqua Dojima, West Building, 1-4-16 Dojimahama, Kita-Ku, Osaka 530, Japan.

         (3) Includes 129,408 shares of Class B Common Stock, that have been gifted by Mr. Casey pursuant to Transfer and Proxy Agreements between Mr. Casey and certain donees. The gifted shares are subject to certain restrictions set forth in the agreements. Under the agreements, Mr. Casey is appointed as attorney-in-fact with full power to vote the shares in accordance with the decision of the holders of a majority of the shares held by the donee stockholders and Mr. Casey. As a result, Mr. Casey has the right to vote all 129,408 shares. Mr. Casey's address is 5100 W. Lemon Street, Suite 312, Tampa, Florida 33609.

                              ELECTION OF DIRECTORS

         Directors are elected for one year terms and until their successors are duly elected and qualified. The Company's By-Laws provide that directors shall be elected by a plurality of the votes cast. As of July 29, 1998 there are eight members on the Company's Board of Directors.

         Stockholders owning approximately 94.7% of the outstanding shares of Class B Common Stock (the "Majority Stockholders") intend by written consent in lieu of an Annual Meeting of Stockholders of the Company to elect the following eight nominees to act as directors of the Company.

                                Koichi Takashima
                                Akihiko Takashima
                                Phillip E. Casey
                                  Tom J. Landa
                                 J. Donald Haney
                                  Shuzo Hikita
                              Hideichiro Takashima
                                Ryutaro Yoshioka

         The proposed nominees for election as directors are willing to be reelected as directors. If as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, the Majority Stockholders may elect such other person as they deem advisable.

         The following table sets forth certain information regarding the nominees for directors:


                  NAME                                   AGE       YEARS AS A DIRECTOR
                  ----                                   ---       -------------------
                  Koichi Takashima ...................    75                 6
                  Akihiko Takashima...................    61                 6
                  Phillip E. Casey....................    55                 4
                  Tom J. Landa .......................    46                 1
                  J. Donald Haney.....................    62                10
                  Shuzo Hikita........................    55                 2
                  Hideichiro Takashima................    40                 3
                  Ryutaro Yoshioka....................    59                 3

         KOICHI TAKASHIMA has been Chairman of Kyoei for many years.

         AKIHIKO TAKASHIMA has been Director of Kyoei for 26 years.

         PHILLIP E. CASEY has been Chairman of the Board, Chief Executive Officer and a director since June 1994. Prior to joining the Company, Mr. Casey held various positions with Birmingham Steel, including Chief Financial Officer, Executive Vice President and Vice Chairman of the Board from 1985 until 1994.

         TOM J. LANDA has been Chief Financial Officer, Vice President and Secretary of the Company since April 1995. Mr. Landa was elected a director of AmeriSteel in March 1997. Before joining the Company, Mr. Landa spent over 19 years in various financial management positions with Exxon Corporation and its affiliates worldwide.

         J. DONALD HANEY has been Group Vice President, Fabricated Steel Group since 1979 and a director of the Company since 1988. Mr. Haney joined the Company in 1958 and has held various management and sales positions with the Company. Mr. Haney is principally responsible for the Company's reinforcing steel fabricating group.

         SHUZO HIKITA has been Vice President, Engineering and Technology since September 1996 and a director of the Company since September 1996. Prior to September 1996, Mr. Hikita held several management positions with Kyoei including Division Manager of Kyoei's Hirakata and Osaka mills from 1994 to 1996. From 1992 to 1993, Mr. Hikita was a Vice President with Auburn Steel.

         HIDEICHIRO TAKASHIMA has been a director of the Company since 1995. Since June 1995, Mr. Takashima has been President and Chief Operating Officer of Kyoei. From June 1992 until June 1995, Mr. Takashima held other senior management positions with Kyoei.

         RYUTARO YOSHIOKA has been a director of the Company since 1995. Mr. Yoshioka has been Managing Director of Kyoei since July 1, 1994. Prior to such time, Mr. Yoshioka served as an executive of Bank of Tokyo for more than 5 years.

         Koichi Takashima and Akihiko Takashima are brothers. Hideichiro Takashima is the son of Koichi Takashima. None of the other directors are related to one another.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors held two meetings during fiscal 1998. All incumbent directors except Messrs. Koichi Takashima, Akihiko Takashima, and Hideichiro Takashima attended at least 75% of all meetings of the Board.

         The Board of Directors has a standing Executive Compensation Committee and Audit Committee.

         The Executive Compensation Committee members are Mr. Koichi Takashima, Mr. Akihiko Takashima and Mr. Ryutaro Yoshioka and included Mr. Takeshi Fujimura until his retirement on June 25, 1997. No meetings of the Executive Compensation Committee were held during fiscal 1998 although the committee did act by written consent. The Compensation Committee's principal responsibility is to provide recommendations to the Board regarding compensation for executive officers of the Company.

         The Audit Committee members are Mr.Hideichiro Takashima and Mr. Ryutaro Yoshioka and included Mr. Takeshi Fujimura until his retirement on June 25, 1997. No meetings of the Audit Committee were held during fiscal 1998. This committee provides the opportunity for direct communication with the independent certified public accountants and the Board. The Audit Committee communicates with the certified public accountants periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures.

         The Board of Directors does not have a Nominating Committee because the Board as a whole functions in this capacity.

COMPENSATION OF DIRECTORS

         No director receives separate compensation for services rendered as a director. Expenses incurred by directors who are employees of the Company to attend meetings of the Board of Directors or committees thereof are covered by the Company. The Company does not reimburse expenses incurred by non-employee directors to attend board meetings.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16 of the Securities Exchange Act of 1934, as amended, certain officers, directors and stockholders of the Company are required to file reports of stock ownership and changes therein with the Securities and Exchange Commission. Based solely upon its reveiw of such forms, for each of directors or executive officers Koichi Takashima, Akihiko Takashima, Hideichiro Takashima, Ryutaro Yoshioka and James S. Rogers, II, a Form 3 was not filed to report their initial beneficial ownership upon becoming a director or executive officer; for each of executive officers and/or directors Tom J. Landa, J. Donald Haney, Dennie Andrews, J. Neal McCullohs, Robert P. Muhlhan and James S. Rogers, II, a Form 5 was not filed to report the grant of options and a Form 5 was not filed to report the grant of shares of restricted stock; for executive officer Hiroyoshi Tsuchiya a Form 5 was not filed to report the grant of shares of restricted stock; for executive officer and director Philip E. Casey a Form 5 was not filed to report gifts of shares of Class B Common Stock to various persons made by Mr. Casey; and for each of directors Koichi Takashima and Hideichiro Takashima a Form 5 was not filed to report the receipt of shares of Class B Common Stock received as a gift. The Company is in the process of preparing and filing the above referenced reports that are required to be filed under Section 16 of the Securities Exchange Act of 1934.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

         This report is submitted by the Executive Compensation Committee with respect to the compensation policies applicable to the Company's executive officers for fiscal 1998. The Executive Compensation Committee is represented by non-employee directors Mr. Koichi Takashima, Mr. Akihiko Takashima, and Mr. Ryutaro Yoshioka and included Mr. Takeshi Fujimura until has retirement on June 25, 1997.

GENERAL POLICIES

         The Company's executive compensation system is intended to attract, retain, and motivate high quality executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's planned financial goals. The Committee believes that linking executive compensation to corporate performance, through an emphasis on performance bonuses, results in better alignment of compensation with corporate goals and stockholder interests. The Committee also believes that through stock ownership and stock options it has created a program that promotes stockholder value creation in the long term. In evaluating the performance of executive officers, the Committee's approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Committee's approach is to meet and deliberate independently without the Chief Executive Officer being present.

         The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses, and long-term incentive awards through stock options and restricted stock. The Committee's policies regarding the types of compensation are discussed below.

BASE SALARY

         The annual base salary of each of AmeriSteel's executive officers is based upon the scope of his or her responsibility and accountability within the Company, as well as performance and experience criteria. In setting the level of base salary for executive officers, other than the Chief Executive Officer, the Committee's approach is to review the Chief Executive Officer's recommendations together with other information from independent compensation consultants. The Chief Executive Officer's salary is based primarily upon the terms of his five year employment agreement dated June 1, 1994.

ANNUAL INCENTIVE COMPENSATION

         Each year the Executive Compensation Committee recommends to the Board of Directors cash bonuses primarily for a majority of the executive officers of the Company. The awards are determined in accordance with AmeriSteel's Strategic Value Added Executive Short-Term Incentive Plan (the "SVA Plan"), the purpose of which is to award executives who substantially contribute in reaching specific annual performance goals.

         The SVA Plan is administered by the Executive Compensation Committee, none of whom may participate in the awards. The Executive Compensation Committee may appoint an officer of the Company to assist in the administration of the SVA Plan and it may grant authority to such person to execute documents on its behalf.

         The SVA Plan is designed to award for the attainment of a minimum return on average capital employed for the year as determined at the beginning of the fiscal year. Upon achievement, payments are made within two months of the end of the fiscal year, provided, however, that all covenants governing the Company's indebtedness for borrowed money are met prior to and after giving effect to the payments. An award may also be paid in shares of the Company's Common Stock if so determined by the Chief Executive Officer and approved by the Board of Directors at any time prior to the payment of the award or in any combination of cash and shares.

         The Company has also implemented a performance based plan to award virtually all other individuals who do not participate in the SVA Plan. The Partners in Performance Plan ("PIP") ties a portion of an employee's pay to established minimum performance requirements relative to the responsibilities of their position. Generally, employees at the steel minimills have performance criteria relating to tons of steel melted and/or tons of steel rolled, employees associated with the fabricating operation have performance criteria relating to manufacturing costs, employees at the rail products plants have performance criteria relating to tons of finished steel product produced, employees associated with the mills sales have performance criteria relating to tons shipped, and general and administrative employees have performance criteria relating to a combination of the above criteria. PIP awards are paid in cash in the month following month of attainment except production employees at the steel minimills and rail products operations, whose awards are paid the week following the week of attainment.

LONG TERM INCENTIVE COMPENSATION

         The Executive Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interest with those of the Company's stockholders. Stock options, awarded under the Company's 1996 Equity Ownership Plan (the "EOP"), provide an incentive that focuses the attention of executive officers and other employees on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers over the long term.

         The Executive Compensation Committee, upon recommendation by the Chief Executive Officer, determines and makes final decisions regarding stock options, restricted stock and other awards under the EOP. Such factors as performance and responsibilities of individual managers and the management team as a whole in addition to general industry practices play an integral role in the determination of the number of options awarded to a particular senior executive or employee. Accordingly, the Company has granted stock options to a significant number of employees in various positions to afford them an opportunity to participate in the Company's future growth, particularly in the creation of value for all stockholders. In the fiscal year ended March 31, 1998, the Company granted stock options covering 72,750 shares to various employees, of which options covering 9,700 shares were granted to executive officers. In June 1998, the Company granted an additional 40,550 stock options to various employees none of which were granted to executive officers. The options vest in one-third increments each year beginning approximately two years after the grant date. In

September 1997, the Company granted 40,000 restricted shares to various employees of which 10,000 shares were granted to executive officers.

         In September 1995, the Board of Directors approved, upon recommendation by the Executive Compensation Committee, a one time Stock Purchase/Option Plan identified as the Shares in Success Plan (the "SIS Plan"). The SIS Plan was made available to essentially all employees of the Company. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the SIS Plan at a purchase price of $10.63 per share, with 30,394 of these shares remaining outstanding as of March 31, 1998. The options were granted at fair value at the date of the grant, as determined by an independent appraisal as of the end of the previous fiscal year-end. A total of 226,134 options were granted under the SIS Plan. No options remain available for future grant under this plan. The issued options become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for up to 10 years from the grant date.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL 1998

         Mr. Casey's salary is set annually by the Executive Compensation Committee within the approved salary range and in accordance with the terms and conditions of his employment agreement. Mr. Casey's salary for fiscal 1998 was $255,000 which was unchanged from fiscal 1997. In fiscal 1998, Mr. Casey was awarded a bonus of $255,000 under the SVA Plan due to the attainment of certain performance targets. Mr. Casey did not participate in the stock options awards made under the EOP during the fiscal year due to his ownership position in the Company.

CONCLUSION

         The Executive Compensation Committee believes that current total compensation arrangements are reasonable and competitive. The Executive Compensation Committee believes fiscal 1998 compensation for executive officers is consistent with the current compensation philosophy and reflects corporate performance. The Executive Compensation Committee will continue to monitor and administer compensation programs for executive officers of the Company.


                                    EXECUTIVE COMPENSATION COMMITTEE

                                    Koichi Takashima - Committee Chairman
                                    Akihiko Takashima
                                    Ryutaro Yoshioka

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index and S&P 500 Iron and Steel Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on July 29, 1996, the date the Company's Class B Common Stock was registered under Section 12 of the Securities and Exchange Act, and the reinvestment of dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN


      Measurement Period             IRON &           S&P 500
    (Fiscal Year Covered)          STEEL-500           INDEX           AMERISTEEL
June 29, 1996                           100               100               100
March 1997                           121.70            115.37            108.00
March 1998                           146.04            170.75            160.00

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of the end of fiscal 1998, the members of the Company's Executive Compensation Committee were Messrs. Koichi Takashima, Hideichiro Takashima and Ryutaro Yoshioka; Akihiko Takashima, a current director of the Company, and Takeshi Fujimura, a former director, were members of the committee during fiscal 1998. Mr. Fujimura remains as a special advisor to the Chairman of the Board of the Company. No other member of the Executive Compensation Committee has at any time been an officer or employee of the Company.

         Mr. Fujimura was advisor to the President of Kyoei until his retirement in June 1997, while the other members of the committee and Akihiko Takashima continue to be executive officers and/or directors of Kyoei.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into technical assistance arrangements with Kyoei, which owns FLS Holdings, Inc. Under these arrangements the Company reimburses Kyoei for the personnel costs of its consulting engineers and certain travel and other expenses. Payments made by the Company under these arrangements have been approximately $408,000, $2,000 and $49,000 in fiscal 1996, 1997 and 1998, respectively.

                             EXECUTIVE COMPENSATION

         The tables and descriptive information set forth below are being furnished with respect to those persons who were the Company's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000 for the most recent fiscal year (the "Named Executive Officers"). Tables have been omitted where no compensation was awarded to, earned by or paid to any of the named executives required to be reported in any fiscal year covered by that table.

SUMMARY COMPENSATION TABLE

         The following table provides information concerning the annual compensation of each of the Named Executive Officers of the Company for services rendered to the Company in each of the Company's last three fiscal years.


                                                                                     LONG TERM COMPENSATION
                                                 ANNUAL COMPENSATION                         AWARDS
                                         ----------------------------------         ---------------------------
                                                                                                     SECURITIES
                                                                                    RESTRICTED       UNDERLYING       ALL OTHER
                                                                                       STOCK           OPTIONS         COMPEN-
 NAME AND PRINCIPAL POSITION             YEAR        SALARY          BONUS          AWARD(S)(1)        (#)(1)         SATION(2)
 ---------------------------             ----        ------          -----          -----------      ----------       ---------
Phillip E. Casey.....................    1998       $255,000       $255,000          $     --               --          $4,750
  Chairman of the Board                  1997        255,000         65,637                --               --           3,278
  and Chief Executive Officer            1996        255,000         80,453                --               --           4,617

J. Donald Haney......................    1998        216,684        219,120            33,750            2,700           4,334
  Group Vice President                   1997        210,954         53,893                --            3,500           3,032
  Fabricated Reinforcing Steel           1996        196,974         64,445                --            1,368           2,620

Tom J. Landa.........................    1998        176,886        179,016            33,750            2,500           3,537
  Vice President and                     1997        170,217         43,886                --               --           3,647
  Chief Financial Officer                1996        160,389        153,019(3)        150,000           12,960              --

Dennie Andrew .......................    1998        165,960        166,956            33,750            2,500           3,319
  Vice President, Steel                  1997         84,588         26,227                --            3,000           2,939
  Mill Operations(4)

James S. Rogers, II..................    1998        129,514        129,514            33,750            2,000           2,590
  Vice President, Human
  Resources(5)

(1) All references are to Class B Common Stock. The shares of restricted stock shown are subject to a substantial risk of forfeiture which for Mr. Casey lapses at the rate of 20% per year beginning as of June 1, 1995 and for Mr. Landa lapses at a rate of 33 % per year beginning as of April 1, 1997. At the end of fiscal 1998, the aggregate restricted stock holdings and value of such holdings were for Mr. Casey 300,000 shares and $6,000,000, respectively, and for Mr. Landa 10,500 shares and $210,000, respectively. Dividends, if declared and paid on the Common Stock generally, are payable on such restricted shares at the same rate as paid to all stockholders. In fiscal 1998, Messrs. Haney, Landa, Andrew and Rogers were granted 2,500 shares of restricted stock each subject to a substantial risk of forfeiture which lapses at the rate of 33 1/3% per year beginning as of October 1, 1999.

(2) These amounts consist of Company matching contributions made pursuant to the Company's Savings Plan.

(3) Includes a $100,000 signing bonus pursuant to Mr. Landa's employment offer in April 1995.

(4) Mr. Andrew was promoted to an executive officer position in October 1997. He was not employed by the Company in the 1996 fiscal year.

(5)      Mr. Rogers was hired as an executive officer in fiscal 1998.

OPTIONS GRANTS TABLE

         The following table shows information concerning stock options granted during fiscal 1998 for the Named Executive Officers.

                                                                                         POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION FOR
                             INDIVIDUAL GRANTS                                                 OPTION TERM
                        --------------------------                                       ----------------------
                         NUMBER OF     % OF TOTAL
                        SECURITIES      OPTIONS
                        UNDERLYING     GRANTED TO     EXERCISE OR
                         OPTIONS      EMPLOYEES IN     BASE PRICE      EXPIRATION
       NAME              GRANTED      FISCAL YEAR       ($/SH)            DATE            5%($)         10%($)
-------------------     ----------    ------------    -----------      ----------        ------         ------
Philip E. Casey               --            --               --              --              --             --
J. Donald Haney            2,700          3.71            13.50          6/5/07          21,923         58,092
Tom J. Landa               2,500          3.44            13.50          6/5/07          22,225         53,789
Dennie Andrew              2,500          3.44            13.50          6/5/07          21,225         53,789
James S. Rogers, II        2,000          2.75            13.50          6/5/07          16,980         43,030

         The options were granted under the Company's Equity Ownership Plan and vest over three years beginning April 1, 1999 at an exercise price of $13.50 per share.

OPTION EXERCISES AND YEAR-END VALUE TABLE

         No stock options were exercised by any of the Company's executive officers during fiscal 1998. The following table shows information concerning stock option values as of the end of fiscal 1998 for each Named Executive Officer.


                                             NUMBER OF SHARES UNDERLYING                 VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS AT FISCAL
                                                     YEAR-END (#)                             YEAR-END ($)
                 NAME                         EXERCISABLE/UNEXERCISABLE              EXERCISABLE/UNEXERCISABLE(1)
---------------------------------------     -----------------------------           ------------------------------
Phillip E. Casey.......................                  0/0                                      0/0
J. Donald Haney........................               456/7,112                              3,420/50,640
Tom J. Landa...........................              4,320/11,140                            32,400/81,050
Dennie Andrew..........................                 0/5,500                                0/38,750
James S. Rogers, II....................                 0/2,000                                0/13,000

(1) The latest appraisal of the Company's common stock, made as of March 31, 1998, sets forth a fair market value per share of $20.00.

PENSION BENEFIT

         The table below sets forth the estimated annual benefits, payable as a single life annuity beginning at retirement at age 65, at various remuneration levels and for representative years of service at normal retirement date, under the Company's tax qualified noncontributory defined benefit pension plan (the "Retirement Plan"). Also, set forth below this section is information about the estimated annual benefits (also reported as a single life annuity beginning at retirement at age 65) payable under the Company's Supplemental Retirement Plan.


                                                                         YEARS OF SERVICE
                                        -----------------------------------------------------------------------------------
FINAL AVERAGE COMPENSATION                      20 YEARS         25 YEARS        30 YEARS         35 YEARS         40 YEARS
--------------------------                      --------         --------        --------         --------         --------
$100,000...............................          $26,887          $33,609         $40,331          $47,053          $52,053
150,000................................           41,887           52,359          62,831           73,303           80,803
200,000................................           56,887           71,109          85,331           99,553          109,553

         Under the Retirement Plan, the compensation taken into account generally includes all salary, bonuses and other taxable compensation, subject to an annual compensation limit, which currently is $160,000. As of March 31, 1998, the final average compensation and years of credited service for the Named Executive Officers for purposes of the Retirement Plan were as follows: $158,769 and four years for Phillip E. Casey; $198,896 for benefits earned through September 30, 1994 and $151,428 for benefits earned subsequently and 40 years for J. Donald Haney; $151,667 and three years for Tom J. Landa; $152,895 and two years for Dennie Andrew; and $160,000 and 17 years for James S. Rogers, II. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

         The Company maintains a nonqualified, unfunded Supplemental Retirement Plan (the "SRP"), which provides certain officers defined pension benefits in addition to those provided under the Company's other plans. The SRP provides an annual retirement benefit equal to the greater of (i) 50% of final average compensation without regard to the $160,000 limit, and (ii) 2.4% of final average compensation multiplied by years of service (up to 25), plus 1% of final average compensation multiplied by years of service in excess of 25 (up to 10), less (in either case) amounts to which the participant is entitled under other retirement plans of the Company and prior employers and under Social Security. As of March 31, 1998 the Company has accrued approximately $74,760 in supplemental retirement benefits for the then one remaining active employee (J. Donald Haney) covered by the SRP. No other Named Executive Officer is covered by the SRP.

         In connection with the acquisition of FLS Holdings Inc. by Kyoei, the officers covered by the SRP have all waived certain rights, provided that if such officers are terminated without cause (as defined in the mutually effective severance agreements entered into with such officers), resign for good reason (as defined in the mutually effective severance agreements) or die, retire or become disabled, then such officers will be entitled to receive the amounts they would have received had such officers not waived such rights.

EMPLOYMENT AGREEMENTS

         Effective June 1, 1994, the Company entered into a five-year employment agreement with Phillip E. Casey to serve as the Company's Chairman of the Board of Directors and Chief Executive Officer. The Agreement provides for a one time signing bonus of $500,000, annual base salary of $300,000, a grant of 750,000 shares of Class B Common Stock (valued at $4.5 million) to vest ratably over five years, a tax bonus in the amount of $1,946,000 with respect to such shares, and other benefits commensurate with his position. Mr. Casey has placed 15% of his annual salary at risk as part of the Company's annual incentive program. Pursuant to the agreement, the Company also granted to Mr. Casey an option to pursuant an additional 250,000 shares of Class B Common Stock for $1.5 million, which Mr. Casey exercised. The agreement provides for certain termination benefits and places restrictions on the disposition of the Company's Class B Common Stock acquired by Mr. Casey.


           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

         The firm of Arthur Andersen LLP has been the Company's independent certified public accountants since fiscal 1995. The Company anticipates retaining Arthur Andersen LLP as the Company's independent certified public accountants for the year ending March 31, 1999. Stockholder approval of the selection of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise.










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